EXHIBIT 10.6

First Amendment

To

Employment Agreement

WHEREAS, ANSYS, Inc., a Delaware corporation (the “Company”) entered into an Employment Agreement with James E. Cashman III (the “Employee”) as of the 21st day of April 2003 (the “Agreement”); and

WHEREAS, the Company and the Employee each desire to amend the Agreement in order to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”)

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree to amend the Agreement as follows:

1. Section 6(f) (paragraph following the heading “Termination by the Employee with Good Reason”) is hereby amended to add the following to the end of such paragraph:

“Employee must give notice of the Good Reason condition within sixty (60) days of the occurrence of such condition and if the Good Reason condition is not cured by the Company within the thirty (30) day period following such notice, the Employee must terminate his employment within sixty (60) days after the end of such cure period.”

2. Section 6(f) (first paragraph following the heading “Certain Termination Benefits”) is hereby amended by deleting the second sentence of such paragraph and replacing it with the following:

“Notwithstanding the foregoing, in the event of termination of Employee’s employment with the Company pursuant to Section 6(d) or 6(e) above, the Company shall provide to Employee the following termination benefits (“Termination Benefits”):”

3. Section 6(f) (first paragraph under the heading “Certain Termination Benefits”) is hereby amended by adding the following to the end of clause (i) thereof:

“to be paid within thirty (30) days of the date of termination of Employee’s employment;”

4. Section 6(f) (first paragraph under the heading “Certain Termination Benefits”) is hereby amended by deleting clause (ii) thereof and replacing it with the following:

“subject to the Employee signing a general release of claims in favor of the Company in form and substance reasonably satisfactory to the Employee and the Company within the thirty (30) day period following the date of termination of Employee’s employment and the expiration of the seven day revocation period for such release, continuation of Employee’s Base Salary at the rate then in effect pursuant to Section 4(a) plus an amount equal to Employee’s target bonus amount ($200,000) or such higher bonus amount as may be the Employee’s target bonus for the current fiscal year under Section 4(b) (the “Current Target Bonus”) (with the Current Target Bonus amount payable for each year or partial year that the Employee is entitled to such continuation payments, i.e., if the Employee is to receive such continuation payments for two years, the Employee is entitled to an amount equal to the Current Target Bonus multiplied by two, payable over two years), with such continuation payments to be paid out in substantially equal installments in accordance with the Company’s payroll practices, beginning on the first payroll date that occurs thirty-seven (37) days after the date of termination of the Employee’s employment and with such first payment including a catch-up payment, covering amounts that would otherwise have been paid during such thirty-seven (37) day waiting period. Solely for purposes of Section 409A, each installment payment is considered a separate payment;

5. Section 6(f) (first paragraph under the heading “Certain Termination Benefits”) is hereby amended by adding the following to the end of clause (iii) thereof:

“with such benefit continuation commencing as soon as reasonably practicable (but in no event more than thirty (30) days after) the date of the Employee’s termination of employment;

6. Section 6(g) (paragraph under the heading “Disability”) is hereby amended by deleting the second sentence of such paragraph and replacing it with the following:

“Notwithstanding any such removal, reassignment or termination, Employee shall continue to receive an amount equal to his full Base Salary, Current Target Bonus (pro rated for the portion of the year in which Employee serves as a full time employee) and benefits under Section 5 of this Agreement (except to the extent that Employee may be ineligible for one or more such benefits under applicable plan terms) (collectively, the “Disability Benefits”), provided that such Disability Benefits shall be paid to the maximum extent permitted under the Company’s then current disability pay, sick pay or other benefit plans and the Company shall make any necessary additional payments in order for the Employee to receive the full amount of the Disability Benefits. Such Disability Benefits shall continue for 12 months following the Employee’s date of such disability, shall be payable in substantially equal installments in accordance with the Company’s payroll practices and shall be subject to any required withholding.”

7. Section 6(k) (paragraph under the heading “Termination Pursuant to a Change of Control”) is hereby amended by deleting the second sentence of such paragraph and replacing it with the following:

“If, within one hundred eighty (180) days following a Change of Control, the Employee’s employment is terminated by the Company with or without Cause for any reason other than death or disability or there is (i) a material diminution in the

Employee’s responsibilities, authority or duties, (ii) a material diminution in the Employee’s Base Salary, (iii) a material change in the geographic location at which the Employee provides services to the Company or (iv) a material breach of this Agreement by the Company and, in the case of (i), (ii), (iii) or (iv), the Employee notifies the Company in writing of the occurrence of such event within sixty (60) days of its occurrence, the Employee cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the condition, notwithstanding such efforts the condition continues to exist, and the Employee terminates his employment within sixty (60) days after the end of the Cure Period, then the Company shall provide to Employee all of the payments and benefits that would be provided to Employee under Section 6(f) upon a termination of his employment by the Company without Cause.”

8. Section 6 is hereby amended by adding the following new subsection (l) to the end of such Section:

“Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s separation from service within the meaning of Section 409A, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.”

9. Except as amended herein, the terms of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement under seal as of the 6th day of November, 2008.

COMPANY:

ANSYS, INC.

By:	/s/ Peter J. Smith
Name: Peter J. Smith Title: Chairman of the Board

EMPLOYEE:

/s/ James E. Cashman III
James E. Cashman III